Exhibit 10.4

MIDCAROLINA BANK

RESTATED SALARY CONTINUATION AGREEMENT

THIS RESTATED SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of May, 2008, by and between MidCarolina Bank, a bank chartered under North Carolina law (the “Bank”), and Christopher B. Redcay, its Vice President and Chief Financial Officer (the “Executive”),

WHEREAS, the Bank and the Executive are parties to a Salary Continuation Agreement dated October 1, 2004 which provides salary continuation benefits to the Executive pursuant to an unfunded, non-qualified benefit plan; and

WHEREAS, certain changes to the Agreement are required under Internal Revenue Code Section 409A so that the Executive will not be subject to the imposition of excise taxes under Section 409A; and

WHEREAS, further changes to the Agreement are necessary to accurately reflect the current intent of the parties; and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned; and

WHEREAS, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the October 1, 2004 Salary Continuation Agreement, which shall have no further force or effect.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified.

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%. The initial discount rate is 6.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall mean any of the following, each of which shall be construed in a manner that is consistent with the definition of a “change in control event” for purposes of Internal Revenue Code Section 409A and the Regulations thereunder:

(a) Change in Ownership: The date of acquisition by a person or by persons acting as a group of capital stock of the Bank or of MFC, which when added to the stock already owned by that person or the persons acting as a group, constitutes more than 50% of the fair market value or more than 50% of the total voting power of the Bank or of MFC; provided that the person or persons acting as a group did not own more than 50% of the fair market value or total voting power of the Bank or MFC, respectively, prior to such acquisition.

For purposes of determining whether there has been a change in ownership, persons shall not be considered to be acting as a group simply because they purchase or own stock at the same time or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase of stock or similar business transaction with the Bank or MFC. If a person is a shareholder of the Bank or MFC and also of the other corporation that enters into business transaction with the Bank or MFC, respectively, he shall be treated as acting as a group only with respect to the ownership of the Bank or MFC and not with respect to the ownership interest in the other corporation.

(b) Change in Effective Control: The date any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) stock of MFC possessing more than 50% of the total voting power of the stock of MFC.

For purposes of determining whether there has been a change in effective control, persons shall not be considered to be acting as a group simply because they purchase or own stock at the same time or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase of stock or similar business transaction with MFC. If a person is a shareholder of MFC and also of the other corporation that enters into purchase transaction with MFC, he shall be treated as acting as a group only with respect to the ownership of MFC and not with respect to the ownership interest in the other corporation.

(c) Change in Board Composition: The date a majority of the members of MFC’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of MFC’s Board of Directors prior to the date of the appointment or election.

(d) Change in Ownership of Assets: The date a person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Bank that have a total gross fair market value exceeding 50% of the total fair market value of all of the assets of the Bank, determined immediately before such acquisition or acquisitions; provided that the acquirer is not a related person as defined in Regs. § 1. 409A-3(i)(5)(vii)(B). Gross fair market value of the assets shall be determined without regard to any liabilities associated with such assets.

Persons will not be considered to be acting as a group solely because they acquire assets of the Bank at the same time; however, persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase of assets or similar business transaction with the Bank or MFC. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or similar transaction, the shareholder shall be considered as acting as a group with other shareholders only to the extent of the ownership of the corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

1.5 “Disability” means the Executive is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability plan covering employees of the Bank. Disability shall be determined by a physician chosen by or acceptable to the Bank, in its reasonable discretion. A determination by the Social Security Administration that the Executive is totally and permanently disabled shall also be a sufficient determination of Disability provided the Executive submits to the Bank proof of the Social Security Administration’s determination.

1.6 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.7 “Early Termination Date” means the date on which Early Termination occurs.

1.8 “Good Reason” means:

(a) a material reduction in the Executive’s base compensation;

(b) a material reduction in the Executive’s authority, duties or responsibilities;

(c) a material reduction in the budget over which the Executive has authority;

(d) a material change in the geographic location at which the Executive must perform services; or

(e) any other action or inaction that constitutes a material breach by the Bank of any employment agreement between the Bank and the Executive;

Provided, however, the Executive shall be required to give written notice to the Bank of the occurrence of the applicable event described in this Section 1.8 within sixty (60) days of the initial occurrence of the event, and the Bank shall have a period of thirty (30) days from the receipt of the notice to remedy the matter. If the Executive fails to give such notice or if the event is so remedied, there shall not be Good Reason.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10 “MFC” means MidCarolina Financial Corporation, a North Carolina corporation which currently owns 100% of the capital stock of the Bank.

1.11 “Normal Retirement Age” means the Executive’s 65th birthday.

1.12 “Normal Retirement Date” means the date of Termination of Employment occurring on or after attainment of Normal Retirement Age.

1.13 “Plan Administrator” means the plan administrator described in Article 8.

1.14 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.15 “Termination for Cause” means the Bank terminates the Executive’s employment for any of the following reasons —

(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b) disloyalty or dishonesty by the Executive in the performance of his or her duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in his or her capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation, the reputation of the Bank, which in the judgment of the Bank causes or is likely to cause material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgment, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

1.16 “Termination of Employment” means the Executive ceases to be employed by the Bank, MFC or any member of their controlled group of corporations, (as defined in Treas. Regs. Sec. 1-409A-1(h)(3)), for any reason other than because of a bona fide leave of absence, as defined in Treas. Regs. Sec. 1-409A-1(h)(1).

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. For Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $70,000.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month beginning immediately after the expiration of six (6) months after Normal Retirement Date and continuing for the Executive’s lifetime.

2.2 Early Termination Benefit. After Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Early Termination annual benefit amount set forth on Schedule A for the Plan Year ending immediately before the Early Termination Date.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month beginning with the later of (a) the calendar month immediately after the Executive attains the Normal Retirement Age or (b) the calendar month beginning immediately after the expiration of six (6) months after Early Termination. The annual benefit shall be paid to the Executive for his lifetime.

2.3 Disability Benefit. After Termination of Employment because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount set forth on Schedule A for the Plan Year ended immediately before the date on which Termination of Employment occurs.

2.3.2 Payment of Benefit. The Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month beginning with the calendar month immediately following the expiration of six (6) months from the Executive’s Termination of Employment. The annual benefit shall be paid to the Executive for his or her lifetime.

2.4 Change-in-Control Benefit. If the Executive has an involuntary Termination of Employment within 12 months after a Change in Control, or if an event constituting Good Reason occurs within 12 months after a Change in Control and, after giving the required notice and after expiration of the cure period without such cure, the Executive terminates employment for Good Reason within 30 days after expiration of the cure period, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. No benefits shall be payable under this Agreement if the Executive’s employment is terminated under circumstances described in Article 5 of this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance required by Section 2.1, without discount for the time value of money.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum on the first business day occurring after expiration of the six (6) month period immediately following such Termination of Employment.

2.5 Change-in-Control Payout of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the salary continuation benefit payment period, and if at the time of that Change in Control the Executive is receiving the benefit provided by Section 2.1.2, 2.2.2, or 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid. If a Change in Control occurs after a Termination of Employment other than for Cause but before payment of the benefits to the Executive is to commence under Section 2.1.2, 2.2.2 or 2.3.2, then the salary continuation benefits shall be paid to the Executive in a lump sum on the date payment of the benefits would otherwise commence had there been no Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit to be paid.

2.6 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit due to the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in this Agreement shall control.

Article 3

Death Benefits

3.1 Death During Active Service. Except as provided in Section 5.2, if the Executive dies in active service to the Bank before the Normal Retirement Age, the Bank shall pay to the Executive’s Beneficiary (a) a lump sum payment equal to the Accrual Balance at the time of the Executive’s death, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

3.2 Death after Termination of Employment. If the Executive dies after Termination of Employment and the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Bank shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrual Balance remaining at the time of the Executive’s death; provided, however, that no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated according to Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing, dating and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent prior to the Executive’s death. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, dating, signing, and filing the Beneficiary Designation Form prior to the Executive’s death and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall become null and void. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, and this Agreement shall terminate upon the Executive’s Termination of Employment as a result of Termination for Cause. Likewise, no benefits shall be paid under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, upon Termination of Employment as a result of Termination for Cause.

5.2 Misstatement. No benefits shall be paid under this Agreement or under the Split Dollar Agreement attached as Addendum A if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows

6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies the claim in whole or in part, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review,

6.2 Review Procedure. If the Bank denies all or any part of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows—

6.2.1 Initiation — Written Request. To initiate the review, within 60 days after receiving the Bank’s notice of denial the claimant must file with the Bank a written request for review.

6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth—

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a),

Article 7

Miscellaneous

7.1 Amendments and Termination. This Agreement may be amended or terminated by the Bank, except that no amendment or termination may be made without the written agreement of the Executive if the amendment or termination would reduce or eliminate a vested, accrued benefit of the Executive or would have a materially adverse impact on the Executive’s reasonably expected economic benefit under this Agreement (including, by way of example and not by limitation, the Change of Control Benefit described in Sections 2.4, 2.4.1 and 2.4.2), with the exception of a termination occurring under Article 5 or an amendment required in order to comply with applicable law.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain an assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 One Benefit Only. Only one benefit shall be payable under this Agreement to the Executive or the Beneficiary, which shall be determined by the first event to occur for which benefits are payable hereunder. No subsequent occurrence of an event shall entitle the Executive or Beneficiary to other or additional benefits under this Agreement; however the payments may be accelerated in accordance with the terms of Sections 2.5 or 3.2.

7.10 Entire Agreement. This Agreement and the Split Dollar Agreement attached as Addendum A constitute the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein. This Agreement restates, supersedes and replaces in its entirety any previous version of the Agreement and each prior version shall be of no further force or effect.

7.11 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.12 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.13 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the giving of such notice, and properly addressed to the Bank if addressed to the Board of Directors, MidCarolina Bank, 3101 South Church Street, Burlington, North Carolina 27215.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
MidCarolina Bank

/S/ Chris Redcay	By:	/S/ Charles Canaday
Christopher B. Redcay
	Its:	President

	And By:	/S/ Rhonda C. Owen
	Its:	Asst. Corp. Sec.

BENEFICIARY DESIGNATION

MIDCAROLINA BANK

SALARY CONTINUATION AGREEMENT

I, Christopher B. Redcay, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:

If no Primary Beneficiary survives me, the death benefits shall be paid to the following Contingent Beneficiary:

Contingent:

Note: If more than one person is named as the Primary Beneficiary or as the Contingent Beneficiary, each shall receive an equal share of the death benefits unless a different percentage is specified on this form.

To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Christopher B. Redcay

Date:

Accepted by the Bank this 27th day of May, 2008.

By:

Print Name:

Title:

SCHEDULE A

MIDCAROLINA BANK

SALARY CONTINUATION AGREEMENT

Christopher B. Redcay

Plan Year	Plan Year Ending December 31	Age at Plan year end	Accrual Balance @ 6.50% (1)		Vested Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Charge-in-Control benefit payable in a lump sum
1	2004	52	$9,017		$1,984	$1,984	$723,065
2	2005	53	$46,582		$9,607	$9,607	$723,065
3	2006	54	$86,663		$16,751	$16,751	$723,065
4	2007	55	$129,428		$23,447	$23,447	$723,065
5	2008	56	$175,057		$29,723	$29,723	$723,065
6	2009	57	$223,742		$35,605	$35,605	$723,065
7	2010	58	$275,687		$41,117	$41,117	$723,065
8	2011	59	$331,111		$46,284	$46,284	$723,065
9	2012	60	$390,248		$51,126	$51,126	$723,065
10	2013	61	$453,344		$55,664	$55,664	$723,065
11	2014	62	$520,667		$59,918	$59,918	$723,065
12	2015	63	$592,498		$63,904	$63,904	$723,065
13	2016	64	$669,139		$67,640	$67,640	$723,065
	August 2017	65	$723,065	(3)	$70,000	$70,000	$723,065
14	2017	65	$715,208
15	2018	66	$690,593
16	2019	67	$664,329
17	2020	68	$636,306
18	2021	69	$605,406
19	2022	70	$574,504
20	2023	71	$540,466
21	2024	72	$504,147
22	2025	73	$465,397
23	2026	74	$424,051
24	2027	75	$379,936
25	2028	76	$332,867
26	2029	77	$282,646

Plan Year	Plan Year Ending December 31	Age at Plan year end	Accrual Balance @ 6.50% (1)	Vested Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Charge-in- Control benefit payable in a lump sum
27	2030	78	$229,061
28	2031	79	$171,887
29	2032	80	$110,885
30	2033	81	$45,796
31	August 2034	82	$0

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning September 1, 2017.
(2)	The Early Termination benefit and the Disability benefit are calculated as an annual payment stream of the Accrual Balance that exists at the end of the year preceding the year in which Early Termination or Disability occurs, using a standard discount rate (6.50%). The Early Termination and Disability benefits continue for the Executive’s lifetime and are included for illustrative purposes only, until age 82.
(3)	Projected retirement occurs on August 16, 2017, with the first normal monthly retirement benefit being paid on September 1, 2017.